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                                                                   Exhibit 11.01

                                MACROMEDIA, INC.

                       COMPUTATION OF NET INCOME PER SHARE
                      (In thousands, except per share data)

                                                             Three Months Ended           Six Months Ended
                                                               September 30,               September 30,
                                                             1996         1995          1996          1995
                                                           -------       -------       -------       -------
Net income                                                 $ 4,610       $ 5,417       $11,730       $ 9,839
                                                           =======       =======       =======       =======

Weighted average number of common shares outstanding        36,717        33,426        36,622        32,370

Number of common stock equivalents as a result
     of stock options outstanding                            3,296         3,890         4,026         3,796

                                                           -------       -------       -------       -------
Total                                                       40,013        37,316        40,648        36,166
                                                           =======       =======       =======       =======

Net income per common stock and
     common stock equivalent                               $  0.12       $  0.15       $  0.29       $  0.27
                                                           =======       =======       =======       =======


All net income per share amounts and numbers of shares have been retroactively restated to reflect a two-for-one stock split which became effective October 16, 1995.

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